Exhibit 10.4

16 December 2021

Dr Errol De Souza

Dear Errol,

OFFER LETTER—EMPLOYEE EQUITY AWARD

On behalf of the Board of Directors (“Board”) of Bionomics Ltd (“Company”), I am pleased to offer you, a grant of 13,430,160 options over fully paid ordinary shares (“Shares”) in the share capital of the Company (“Options”), subject to the terms and conditions set forth in this Offer, in connection with the Initial Public Offering of the Company on Nasdaq (“IPO”).

Objectives of the Offer

This Offer of Options aims to provide you with remuneration that is aligned with the creation of shareholder value over the long-term. The Options that are the subject of this Offer form part of the total remuneration package set forth in your Employment Agreement.

Shareholders’ Approval

As you know, making you this Offer was subject to shareholder approval in accordance with the ASX Listing Rules, which was obtained on 2 December 2021. The Offer is otherwise subject to applicable laws, the constitution of the Company and the ASX Listing Rules.

The terms of this Offer

This letter and the schedules attached hereto are together referred to as the Offer:

•	Schedule 1: Acceptance Form

•	Schedule 2: Additional Terms and Conditions

•	Schedule 3: Exercise Notice

•	Schedule 4: Definitions

Capitalized terms used but not defined herein shall have the respective meanings given to them in the attached Schedule 4: Definitions.

How to apply for Options under this Offer

To accept the Options under this Offer, you must complete the Acceptance Form (attached as Schedule 1) and return it to the Company Secretary within 1 week of the offer document.

You should keep a signed copy of the Acceptance Form and this Offer for your own records.

Restrictions on Trading Shares

When disposing of, or otherwise dealing with, any Shares, you must be aware of, and at all times comply with, the insider trading provisions of the Corporations Act 2001 (Cth), as well as the Bionomics Securities Trading Policy, as amended from time to time.

How do you find out the current market price of Shares?

At any time while this Offer remains open and before the relevant Options vest, you may request the current market price of the Company’s Shares or American depositary shares (“ADSs”) by contacting the Company Secretary. The Company will provide to you in writing (generally by email, unless you request otherwise) the market price of Shares or ADSs as at the date of your request. In any event, the market price of the Shares is available on the website of the Australian Securities Exchange (ASX) using the Company’s code of BNO, and the market price of the ADSs is available on www.nasdaq.com using the Company’s trading symbol of “BNOX.”

The risks of participating in, and acquiring and holding Shares

The acquisition of Options ultimately represents an investment in Shares and/or, in some cases, ADSs. Shares are listed on the ASX. ADSs are listed on Nasdaq. The market price of Shares and ADSs can rise and fall and may be subject to varied and unpredictable influences on the ASX and on Nasdaq. The trading price of Shares or ADSs at any given time may be higher or lower than the price of Shares or ADSs at the time you acquire your Options.

You will not be able to sell or realise the Shares or ADSs unless and until your Options vest and are exercised, and even then you may be unable to sell or realise your investment in Shares or ADSs if the market for Shares or ADSs has become illiquid, you are in possession of inside information, and/or the there is a period of restriction specified in the Company’s Securities Trading Policy.

Share market conditions are affected by many factors, including:

•	general economic outlook

•	interest rates and inflation rates

•	currency fluctuations

•	changes in investor sentiment towards equities or particular market sectors

•	political instability

•	short selling and other trading activities

•	the demand for, and supply of, capital, and

•	force majeure events, among other things.

The Company itself may also be negatively impacted by changes in the Australian or international economies, in particular, impacts from volatility in other economies, international debt issues, currency and interest rate shifts and any contraction in the availability of debt or capital. These macro-economic factors may impact negatively through reduced future revenues, reduced demand for the Company’s products or services, increased costs, foreign exchange losses, impacts of government responses to macro-economic issues and impacts on equity markets. These factors are beyond the control of the Company and the impact cannot be predicted.

There is a range of other general risks that may impact the Company’s business or an investment in Shares or ADSs, which include but are not limited to:

•	financial risks from customers or other parties that the Company contracts with who experience financial duress or failures

•	general currency exposure

•	health, safety and environmental issues

•	government policies generally and regulation (including in relation to taxation)

•	project delivery risk and competition risk

•	demand risks which impact the timing of contract awards, cancellations and demand from our customers for goods and services

•	contractual risks, and

•	liquidity risks.

Further details on risks that can affect the Company are set out in the latest Annual Report.

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Independent Advice

This letter contains general information only and does not constitute legal advice, financial product advice or tax advice provided by the Company.

If you are considering accepting the Options pursuant to this Offer, you should seek your own independent advice, including independent tax advice as to the operation of the tax laws in your personal circumstances and financial product advice from an independent person.

Any advice given in connection with this Offer is general advice only, and does not take into account your personal circumstances, your objectives, financial situation and needs.

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If you have any questions, please contact the Company Secretary.

Yours sincerely,

On behalf of the Board

/s/ Suzanne Irwin

Suzanne Irwin

Company Secretary

SCHEDULE 1

ACCEPTANCE FORM

Dr E. De Souza

BIONOMICS LTD—OPTIONS UNDER THE EXECUTIVE EMPLOYMENT AGREEMENT

I, Errol De Souza, hereby:

•

Accept the Offer by Bionomics Ltd for a grant of 13,430,160 options over fully paid ordinary shares (“Shares”) in the share capital of the Company dated 16 December 2021 (“Offer”), subject to the terms and conditions set forth in the Offer;

•

Acknowledge that, at the discretion of the Board, American depositary shares (“ADSs”) in an amount equal to the number of Shares which otherwise would be distributed pursuant to the exercise of the IPO Option may be distributed in lieu of Shares. If the number of shares represented by an ADS is other than on a one-to-one basis, the IPO Option shall be adjusted to reflect the distribution of ADSs in lieu of Shares. I understand I need to request that the Board exercise its discretion to issue ADSs in lieu of Shares when I accept this Offer;

•

Acknowledge that the actual number of Shares or ADSs I may become entitled to is dependent on the satisfaction of the terms and conditions of the Offer and my subsequent exercise of any vested Options;

•	Acknowledge that I have received a complete copy of and agree to comply with and be bound by the terms, conditions and definitions set forth in:

•	The Offer;

•	Additional Terms and Conditions that are set out in Schedule 2 to the Offer; and

•	The Definitions for certain terms used in the Offer, as set out in Schedule 4 to the Offer;

•	Acknowledge that I have received a copy of the Notice of Exercise, as set out in Schedule 3 to the Offer;

•

Agree to comply with and be bound by the Executive Employment Agreement dated 30 June 2021 by and between myself and Bionomics Ltd. and the constitution of the Company (each, as amended from time to time); and

•	Agree to comply with the Company’s Securities Trading Policy in respect of any securities granted or acquired under the Offer.

I further understand and agree that all capitalized terms used but not defined herein shall have the respective meanings given to them in the attached Schedule 4: Definitions.

Signature: /s/ Errol De Souza

Date:                December 16, 2021

This Acceptance Form must be completed and returned to the Company Secretary.

SCHEDULE 2

ADDITIONAL TERMS & CONDITIONS OF THIS OFFER

Capitalized terms used but not defined herein shall have the respective meanings given to them in the attached Schedule 4: Definitions.

1.	Options Offered

In accordance with this letter dated 16 December 2021, Bionomics Ltd. makes this Offer for a grant of sixteen million, seven hundred and sixty one thousand, and one hundred twenty eight (13,430,160) Options, subject to the terms and conditions set forth in the Offer and the schedules thereto. The Options are non-statutory stock options for U.S. tax purposes.

On 16 January 2022 (the “Adjustment Date”), to the extent the number of shares subject to the IPO Options granted on the 15 December 2021 exceeds 4.00% of the total number of fully paid shares in the share capital of the Company that are represented by the ADSs ultimately issued under the IPO (calculated after giving effect to the total number of shares actually issued to the public in such offering, including pursuant to the exercise of any Underwriters’ Option), such excess IPO Options shall be immediately forfeited as of the Adjustment Date (and, if any IPO Options have vested prior to such forfeiture, the forfeited IPO Options shall be taken pro-rata from the vested and unvested portion of the IPO Options). The number IPO Options that shall vest on each vesting date following the Adjustment Date shall be adjusted to reflect any such forfeiture on a pro-rata basis, such that an equal number of shares vest on each such vesting date.

Payment for the Options

The Options under this Offer are granted as part of your employment terms and, no amount is payable at the time of grant or upon the vesting of the Options. Note the following clause 2, however, in relation to the payment of an exercise price at the time of exercise.

2.	Exercise Price of the Options

The exercise price of each IPO Option is A$0.09645 which was equal to or in excess of the fair market value per share of the Company’s shares as of the date of grant.

3.	Acceptance

You must accept this Offer by returning a completed Schedule 1: Acceptance Form to the Company Secretary.

4.	Grant Date

The Options were granted as of 16 December 2021 (the “Grant Date”).

5.	Vesting of the Options

The word ‘vest’ means the point in time when you have complete ownership of the Options and they are no longer forfeitable, subject to any application of clause 14 of this Schedule 2. This means you have done all that is required for the Options to become yours.

The Options will vest in in 16 substantially equal instalments on the last day of each calendar quarter over the 4-year period commencing on 1 January 2022, with the first such instalment to vest on 31 March 2022 (with acceleration vesting conditions, consistent with your Employment Agreement effective from 1 July 2021), subject to you remaining an employee or director of the Company or one of its subsidiaries at the time of each quarterly vesting date.

6.	Expiration of Options

The Options will expire on the date that is five years following each vesting date (such date, as applicable, the “Expiry Date”), provided that in no event will the Expiry Date be later than 15 December 2031. Notwithstanding the foregoing, unvested Options will expire immediately upon you ceasing to be an Eligible Employee. You will not cease to be an Eligible Employee where your cessation of employment arises out of death, Total or Permanent Disablement, retirement from the workforce or redundancy.

7.	Exercise of Options into Shares

Each Option is a right to receive one Share.

8.	Exercise of Vested Options

Exercise Notice: You may exercise any of your vested Options by returning a completed Exercise Notice (attached to the Offer as Schedule 3) to the Company.

9.	Allocation of Shares on exercise of Vested Options

Allocation of Shares: Subject to the ASX Listing Rules or Nasdaq Listing Rules, as applicable, the Board must issue or procure the transfer to you the number of Shares or ADSs to which you are entitled in respect of vested Options that have been exercised by you within 15 Business Days of the date of exercise.

Listing: Shares allocated will be quoted on the ASX. ADSs allocated will be quoted on the Nasdaq.

10.	Disposal Restrictions on Shares

The disposal of Shares is subject to the Company’s Security Trading Policy, as amended from time to time.

11.	Cessation of Employment

In the event your employment with the Company ceases, your Options shall be subject to the terms and conditions set forth in Section 6 of your Employment Agreement. In the event the provisions of Section 6 of your Employment Agreement are inapplicable to the circumstance relevant to the cessation of your employment, the Board has the absolute discretion at the time of cessation to determine whether some or all of the Options will lapse and, in making its determination, the Board may have regard for the facts and circumstances at the time of the cessation of employment, including the proportion of the period from grant to date of vesting in which you were employed with the Company.

12.	Clawback and Forfeiture for Fraud, Dishonesty or Misstatement

The Board (excluding Executive Directors) has discretion to reduce or cancel Shares or vested or unvested Options or Options that have not yet been exercised or any other incentive plan where information or events come to light after the initial award was made that materially undermines the Group’s performance, financial standing or reputation (as determined by Non-Executive Directors). In exercising discretion, the Non-Executive Directors will also have regard for matters of procedural fairness. The Non-Executive Directors reserve the right to pursue available legal recourse as appropriate.

13.	Change of Control

If there is a change of control of the Company (which shall be deemed to occur if any person acquires more than 50% of the voting shares of the Company) and otherwise on terms agreed between you and the Company or failing agreement, determined by the Remuneration Committee (with ratification by the Board)), subject to the acceleration provisions in Section 6(b)(iii) of your Employment Agreement, automatic accelerated vesting in full will apply to any remaining unvested Options under this Offer.

14.	Lapse of Unvested Options

Subject to the Board’s overriding discretion (but in no event beyond ten years from the Grant Date), an unvested Option will lapse on the earlier of:

(a)	cessation of employment, unless that is due to the death, Total or Permanent Disablement, retirement from the workforce or redundancy;

(b)	the applicable Expiry Date;

(c)	if, in the opinion of the Board, you act fraudulently or dishonestly, in breach of your obligations to the Company or are knowingly involved in a material misstatement of financial statements; and

(d)	on certain change of control events which occur by way of takeover bid, compromise or arrangement, amalgamation with another company or selective capital reduction.

15.	Bonus Issue, Rights Issue and Capital Reorganisations

If:

(a)	Shares are issued pro rata to shareholders generally by way of a bonus issue;

(b)	Shares are offered to shareholders by way of a pro rata rights issue; or

(c)	any reorganisation (including a consolidation, subdivision, reduction or return) of the issued capital of the Company is effected,

and a Participant holds the Option at the record date for determining entitlements to the new issue or when the reorganization is effected (as applicable) then:

(d)

the number of Shares or ADSs to be delivered to Participant in respect of the Option (or other terms and conditions applicable to the Rights, including any amount payable for the Shares) will be adjusted or reorganised:

(i) in accordance with the requirements of the ASX Listing Rules, the Corporations Act and any other applicable law; and

(ii) subject to rule 10.2(d)(i), in the manner determined by the Board in order to minimize or eliminate any material advantage or disadvantage to the Participant.

16.	Tax Consequences

Participant hereby agrees that the Company does not have a duty to design or administer the Options in a manner that minimizes Participant’s tax liabilities. The Company makes no representations or warranties as to the Option’s tax treatment of under Section 409A of the US Tax Code or otherwise. The Company will have no obligation under the Options to avoid the taxes, penalties or interest under Section 409A of the US Tax Code and will have no liability to the Participant if the Options are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A of the US Tax Code. Participant will not make any claim against the Company, or any of its officers, directors or employees related to tax liabilities arising from the Options. In particular, Participant acknowledges that the Options are exempt from Section 409A of the US Tax Code only if the exercise price per share is at least equal to the “fair market value” per share of the Shares on the Grant Date and there is no other impermissible deferral of compensation associated with the Options. Participant agrees that Participant will not make any claim against the Company, or any of its officers, directors or employees in the event that the U.S. Internal Revenue Service asserts that the exercise price of the Options is less than the “fair market value” as subsequently determined by the U.S. Internal Revenue Service.

In the event any provision of the Offer Letter would cause the Options to fail to be exempt from, or to comply with, Section 409A of the US Tax Code, the Offer Letter shall be amended to the extent necessary to ensure the Options are exempt under and/or compliant with Section 409A in a manner that no additional tax shall apply to the Participant with respect to the

Options. Notwithstanding anything in the Offer Letter to the contrary, the Board may, without Participant’s consent, amend this Offer Letter or take any other action (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of the Options, including any such actions intended to (A) exempt the Options from Section 409A of the US Tax Code, or (B) comply with Section 409A of the US Tax Code, including regulations, guidance, compliance programs and other interpretative authority that may be issued after the Option’s date of grant. Under no circumstances shall the Board take any action that would cause the “modification”, as such term is defined under Section 409A of the US Tax Code and regulations promulgated thereunder, of the Options, without Participant’s consent.

17.	Administration

The Board will administer the Options, and will have the power to interpret the Options and to adopt such rules for the administration, interpretation and application of the Options as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Board will be final and binding upon Participant, the Company and all other interested persons.

SCHEDULE 3

EXERCISE NOTICE

To:	Bionomics Limited ACN 075 582 740 (“the Company”)

NOTICE OF EXERCISE OF OPTIONS

NOTICE is hereby given by Dr. Errol De Souza (“the Participant”) that the Participant irrevocably exercises     Option(s) at an exercise price of A$0.09645 per Option, registered in the name of the Participant and the amount of A$     has been transferred to the following account on     /    /20xx:

Bank
BSB
SWIFT Code
Account Number
Address

(NB: Please verify Bionomics bank details at the relevant time)

This Exercise Notice must be accompanied by the Option Certificate, unless such requirement is waived by the Company.

If a Participant exercises fewer than the total number of Options referred to in the Certificate for those Options, then that Participant:

i.	must surrender the Certificate to the Company; and

ii.	the Company will cancel that Certificate and re-issue a Certificate to the Participant for the unexercised balance of the Options.

Where a Participant elects to exercise less than all of his or her vested Options, the number exercised must not be less than A$500, based on the total moneys payable on the exercise of the Options.

In order to allot to the Participant, the Shares to which the Participant is entitled pursuant to the Options exercised, the Participant provides the following information:

Name:

Address:

Tax File Number:

Email address:

SRN/HIN (existing shareholder):

Form of Settlement: (choose one)	☐ Shares ☐ American depository shares (ADSs)

The Participant agrees to be bound by the Executive Employment Agreement dated 30 June 2021 by and between the Participant and Bionomics Ltd., any Offer Letter of Options applicable to any Options exercised under this Notice of Exercise of Options, and the Constitution of the Company (each, as amended from time to time).

Dated:

Signed by the Participant	)
)
) )
Signature of Participant	Signature of Witness

Print Name of Participant	Print Name of Witness
(BLOCK LETTERS)	(BLOCK LETTERS)

SCHEDULE 4

BIONOMICS LIMITED

DEFINITIONS

ASX means ASX Limited ACN 008 624 691, or the securities exchange that it operates, as the context requires.

ASX Listing Rules means the official listing rules of ASX.

Board means the directors of the Company or a committee of the Board or a delegate appointed by the Board.

Certificate means the certificate issued by the Company in respect of a Right held by a Participant.

Company means Bionomics Limited ACN 075 852 740.

Conditions mean one or more conditions contingent on performance, service, or time elapsed since grant that must be satisfied before a Right vests, as determined by the Board.

Corporations Act means the Corporations Act 2001 (Cth)

Disposal Restriction means such restriction on disposal or dealing in a Share to be delivered upon the exercise of a Right, as determined by the Board in its discretion and notified to a Participant at the time of the grant or offer of the Right.

Eligible Employee means an employee of the Group or a non-executive director of the Group.

Employment Agreement means the Executive Employment Agreement dated 30 June 2021 by and between the Participant and Bionomics Ltd.

Exercise Notice means the notice in the form specified by the Board, attached to the offer as Schedule 3, as modified from time to time.

Exercise Price means the price payable in cash to exercise a Right, being such price determined by the directors in their absolute discretion and set out in the terms of the relevant offer.

Grant Date means 16 December 2021.

Group means the Company, any Subsidiary and any other entity declared by the Board to be a member of the group for the purposes of the Offer and Group Company means any one of them.

Expiry Date means the date a Right lapses and can no longer be exercised, as specified in the terms of the relevant offer.

Nasdaq means The Nasdaq Stock Market.

Nasdaq Listing Rules means the official listing rules of Nasdaq.

Offer or Offer Letter means the offer letter dated 16 December 2021 from the Company to the Participant, evidencing a grant of 13,430,160 options to Participant, and the schedules and attachments thereto.

Option means, subject to the Conditions determined by the Board, a Right to receive a Share and any further amounts specified in the offer following payment of any required Exercise Price specified in the offer.

Participant means Dr. Errol De Souza.

Right means a right to a Share and such additional Shares (including a fraction of a Share) that may be specified in the relevant offer and that is subject to the Conditions determined by the Board, calculated on the basis set out in the terms of an offer, which may include a formula for calculating the relevant number of Shares or ADSs. For the avoidance of doubt, an Option is a Right for the purpose of this Offer.

Share means a fully paid ordinary share in the capital of the Company.

Subsidiary has the meaning given to it in section 9 of the Corporations Act.

Total and Permanent Disablement means disablement of a person where in the opinion of the Board the person is unlikely to ever be able to be engaged in an occupation for which he or she is qualified by education and training.

US Tax Code means the United States Internal Revenue Code of 1986, as amended, and Treas. Reg. issued thereunder.

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In this Schedule 4: Definitions:

(a)	headings and type in bold are for convenience only and do not affect the interpretation of these Definitions and, unless the context requires otherwise;

(b)	words importing the singular include the plural and vice versa;

(c)	words importing a gender include any gender;

(d)	the word ‘includes’ in any form is not a word of limitation;

(e)	other parts of speech and grammatical forms of a word or phrase defined in these Definitions have a corresponding meaning; and

(f)

any reference in the Offer to any enactment or the ASX Listing Rules is a reference to that enactment or those ASX Listing Rules (and to all regulations or instruments issued under them) in force at the time that a grant or offer is made under the Offer unless expressed to the contrary in the Offer, or determined otherwise by the Board, or required at law.